EXHIBIT 3.1


COMMONWEALTH OF THE BAHAMAS
New Providence

                   INTERNATIONAL BUSINESS COMPANIES ACT, 2000

                            MEMORANDUM OF ASSOCIATION

                                       OF

                        GLOBAL ENVIRONMENTAL ENERGY CORPORATION


E. DAWSON ROBERTS & COMPANY
CHAMBERS
MAGNA CARTA COURT
PARLIAMENT & SHIRLEY STREETS
P.O. BOX N-918
NASSAU, BAHAMAS



             INTERNATIONAL BUSINESS COMPANIES ACT, 2000 ("the Act")
                                  Section 15(7)

                 Certificate of Compliance with Requirements of
                     the Act on Application for Registration

RE: GLOBAL ENVIRONMENTAL ENERGY CORP.

     I, Edward D. Roberts, Jr., of the Eastern District of the Island of New Providence one of the Islands of the Commonwealth of The Bahamas, hereby certify that I am the Counsel and Attorney of the Supreme Court of the Commonwealth of The Bahamas engaged in the formation of the captioned company and that to the best of my knowledge and belief all of the requirements of the Act in respect of the registration of the captioned company have been complied with.

Dated this 30th day of July, A.D. 2004.

                                                        Edward D. Roberts, Jr.

E. DAWSON ROBERTS & COMPANY
Magna Carta Court
Parliament Street
P.O. Box N-918
Nassau, N.P.
The Bahamas


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                           COMMONWEALTH OF THE BAHAMAS

                            Memorandum of Association

                                       of

                        GLOBAL ENVIRONMENTAL ENERGY CORP.

                    International Business Companies Act 2000
                            Company Limited by Shares

FIRST.    The name of the corporation is GLOBAL ENVIRONMENTAL ENERGY CORP.

SECOND. Its Registered Office in the Commonwealth of The Bahamas is to be located in the Chambers of E. Dawson Roberts & Company, Magna Carta Court, Parliament and Shirley Streets, Nassau, Bahamas. The Registered Agent in charge thereof is E. Dawson Roberts & Company, Magna Carta Court, Parliament and Shirley Streets, Nassau, Bahamas.

THIRD. The nature of the business and the objects and purposes proposed to be transacted, promoted and carried on, are to do any or all the things herein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world, viz:

            "The objects and purposes of the Company are to engage in any object or purpose not prohibited by the International Business Companies Act, 2000, or by any other law for the time being in force in The Bahamas."


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FOURTH.   The  shares in the  Company  shall be issued  in the  currency  of the
          United States of America. The total authorized capital of the Company shall be US$202,000.00. The Company shall be authorized to issue two
          (2) classes of Shares. One class shall be designated as COMMON STOCK and shall be voting stock of the Company and the other class shall be PREFERRED STOCK which shall be non-voting stock of the Company. The total number of Shares of COMMON STOCK which the Company is authorized to issued on ONE HUNDRED MILLION (100,000,000) SHARES, with a par value of two tenths of one cent ($0.002) each. The total number of Shares of PREFERRED STOCK which the Company shall have authority to issue shall be TWENTY MILLION (20,000,000) SHARES which shall have a par value of one hundredth of a cent ($0.0001) each and which may be issued in series, The terms, conditions and character of the PREFERRED STOCK shall be fixed by the Board of Directors of the company at or prior to the time any of such PREFERRED STOCK is issued by the Company.


FIFTH.    The name and mailing address of the incorporators are as follows:

NAME                           ADDRESS
-------------------------      --------------------------------
Edward Dawson Roberts          P.O. Box N-918, Nassau, Bahamas
Edward Dawson Roberts, Jr.     P.O. Box N-918, Nassau, Bahamas


SIXTH. The powers of the incorporators are to terminate upon filing of the certificate of incorporation, and the name(s) of persons who are to serve as director(s) until the first annual meeting of stockholders or until their successors are elected and qualify as follows:

                DR. CHRISTOPHER MCCORMACK
                DR. ALBERT REYNOLDS
                MR. SALIM GHAFARI

                                      -2-


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SEVENTH.  The  Directors  shall  have  power to made  and to alter or amend  the
          Articles of Association of the Company, to fix the amount to he reserved as working capital, and to authorize and cause to be executed, mortgages and liens without limit as to the amount, upon the property and franchise of the Company.

          With the consent in writing, and pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, the Directors shall have the authority to dispose, in any manner, of the whole property of the Company.

          The Articles of Association of the Company shall determine whether and to what extent the accounts and books of this Company, or any of them shall he open to the inspection of the stockholders, and no stockholder shall have any right of inspecting any account, or book or document of this Company, except as conferred by the law or the Articles of Association of the Company, or by resolution of the stockholders.

          The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the Company outside of the Commonwealth of The Bahamas, at such places as may be from time to time designated by the Articles of Association of the Company or by resolution of the stockholders or directors, except as otherwise required by the laws of The Commonwealth of The Bahamas.

          It is the intention that the objects, purposes and powers specified in the Third paragraph hereof shall, except where otherwise specified in said paragraph, be nowise limited or restricted by reference to or inference from the terms of any other clause or paragraph in this Memorandum of Association, but that the objects, purposes and powers specified in the Third paragraph and to each of the clauses or paragraphs of the charter shall be regarded as independent objects, purposes and powers.

                                       -3-


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EIGHTH.   Directors of the Company  shall not be liable to either the Company or its stockholders for monetary damages for a breach of fiduciary duties unless the breach involves (1) a director's duty of loyalty to the Company or its stockholders; (2) acts or omissions not in good faith or which resolve intentional misconduct or a knowing violation of law;
          (3) liability for unlawful payments of dividends or unlawful stock purchases or redemption by the corporation; or (4) a transaction from which the director derived an improper personal benefit.

     WE, THE UNDERSIGNED, far the purpose of forming a Company under the laws of the Commonwealth of The Bahamas, do make, file and record this Memorandum of Association and do certify that the facts herein are true, and We have accordingly hereunto set our hands.

                 NAMES, ADDRESSES AND DESCRIPTION OF SUBSCRIBERS

1.   Edward Dawson Roberts
     P.O. Box N - 918
     Nassau, Bahamas

2.   Edward Dawson Roberts, Jr
     P.O. Box N-918
     Nassau, Bahamas

Dated at Nassau, New Providence, The Bahamas, this 30th day of July, A.D. 2004.

/s/ Edward Dawson Roberts
--------------------------
Edward Dawson Roberts
P.O. Box N-9
Nassau, Bahamas

/s/Edward Dawson Roberts, Jr.
---------------------------
Edward Dawson Roberts, Jr.
P.O. Box N-918
Nassau, Bahamas

Signed by the Subscribers to the Memorandum of Association in the presence of:

/s/Marlene Judith Albury
---------------------------
Marlene Judith Albury

Commonwealth OF THE Bahamas
Registrar General's Department

I certify the foregoing to a rue Copy of the original document.

July 30, 2004 Registrar General
                                       -4-